CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated September 23, 2009, accompanying the financial statements of Insured Municipals Income Trust, Laddered Series 15 and California Insured Municipals Income Trust, 11th Intermediate Series (included in Van Kampen Unit Trusts, Municipal Series 565) as of May 31, 2009, and for each of the three years in the period then ended and the financial highlights for the period from June 23, 2005 (date of deposit) through May 31, 2006 and for each of the three years in the period ended May 31, 2009, contained in this Post-Effective Amendment No. 4 to Form S-6 (File No. 333-124990) and Prospectus.

     We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/  GRANT THORNTON LLP

New York, New York
September 23, 2009